EXHIBIT 12

Statement re computation of ratios
	Nine Months Ended October 31,		Fiscal Years Ended
	1999	1998	2000	1999	1998	1997	1996
Income before income taxes	5,903	4,711	9,083	7,323	5,719	4,877	4,359
Capitalized	(30)	(24)	(57)	(41)	(33)	(44)	(50)
Minority interest	(85)	(97)	(170)	(153)	(78)	(27)	(13)
Adjusted profit before tax*	5,788	4,590	8,856	7,129	5,608	4,806	4,296

Fixed Charges
Debt interest	502	380	756	529	555	629	692
Capital lease interest	197	201	266	268	229	216	196
Capitalized interest	30	24	57	41	33	44	50
Interest component of rent	379	395	458	523	477	449	425
Total fixed expense	1,108	1,000	1,537	1,361	1,294	1,338	1,363

Profit before taxes and fixed expenses	6,896	5,590	10,393	8,490	6,902	6,144	5,659

Fixed charge coverage	6.22	5.59	6.76	6.24	5.33	4.59	4.15

Operating rent expense	474	494	573	654	596	561	531
Interest portion ratio	80%	80%	80%	80%	80%	80%	80%

Interest portion of rents	379	395	458	523	477	449	425

* Does not include the cumulative effect of accounting change recorded by the Company in Fiscal 2000